Exhibit 99.1

ePlus Reports Fiscal Year 2026
Second Quarter and First Half Financial Results

Raises Fiscal 2026 Guidance Amid Double Digit Growth Year Over Year in Second Quarter Revenue, Gross Profit, Net Earnings and Earnings Per Share
~Announces Common Stock Quarterly Dividend of $0.25 Per Share ~

Second Quarter Fiscal Year 2026

•	Consolidated net sales increased 23.4% to $608.8 million; services revenues increased 19.4% to $123.8 million.
•	Gross billings increased 26.5% to $1,022.7 million.
•	Consolidated gross profit increased 27.4% to $162.1 million.
•	Consolidated gross margin was 26.6%, compared to 25.8% for last year’s second quarter.
•	Net earnings from continuing operations increased 92.7% to $38.2 million.
•	Adjusted EBITDA increased 61.6% to $58.7 million.
•	Net earnings from continuing operations per common share- diluted increased 95.9% to $1.45. Non-GAAP: net earnings from continuing operations per common share - diluted increased 62.8% to $1.53.

First Half Fiscal Year 2026

•	Consolidated net sales increased 21.1% to $1,246.1 million; services revenues increased 32.0% to $240.1 million.
•	Gross billings increased 20.3% to $1,975.4 million.
•	Consolidated gross profit increased 22.1% to $310.3 million.
•	Consolidated gross margin was 24.9%, compared to 24.7% for last year’s first half.
•	Net earnings from continuing operations increased 48.4% to $65.3 million.
•	Adjusted EBITDA increased 39.8% to $105.4 million.
•	Net earnings from continuing operations per common share - diluted increased 50.6% to $2.47. Non-GAAP: Net earnings per common share - diluted increased 42.3% to $2.79.

HERNDON, VA – November 6, 2025 – ePlus inc. (NASDAQ: PLUS), a leading provider of technology solutions, today announced financial results for the three months and six months ended September 30, 2025, or the second quarter of its 2026 fiscal year.

Management Comment

“Fiscal 2026 is off to a very strong start as the strength from the first quarter carried into the second quarter, with net sales growing 23.4% and diluted EPS increasing almost 63%. This quarter marks an important milestone for ePlus, as we posted quarterly gross billings exceeding $1 billion for the first time in our history. Our second-quarter performance reflects steady progress in executing our strategic priorities as we reported double-digit growth in key financial metrics: revenue, gross profit, net earnings from continuing operations, Adjusted EBITDA and EPS,” commented Mark Marron, president and CEO of ePlus. “Our results highlight the strength and resiliency of our business.

“We continue to build momentum across our diversified end markets while maintaining disciplined cost management. We ended the quarter with a cash position of $402 million, enabling both organic growth and M&A activity. We completed the acquisition of certain assets of Realwave in the quarter to further enhance our Artificial Intelligence (AI) capabilities, in line with our strategy to invest in fast growing categories including cybersecurity, networking, AI and cloud. Furthermore, our teams are executing on our long-term plan, focused on services, value-added solutions, stable growth, and financial discipline,” concluded Mr. Marron.

Second Quarter Fiscal Year 2026 Results

On June 30, 2025, we completed the sale of our domestic financing business. Consequently, alongside the results of our continuing operations, we are retrospectively presenting the results of our domestic financing business as discontinued operations, for all prior periods.

For the second quarter ended September 30, 2025, as compared to the second quarter ended September 30, 2024:

Consolidated net sales increased 23.4% to $608.8 million, from $493.4 million due to higher product sales and higher service revenue. Gross billings increased 26.5% to $1,022.7 million from $808.2 million.

Product segment sales increased 24.5% to $485.0 million from $389.6 million due to higher cloud, networking, and security products net sales, offset by decreases in net sales of collaboration products. Product segment margin was 24.5%, up from 22.9% last year due to a higher proportion of third-party maintenance and services sold in the current quarter, which are recorded on a net basis.

Professional services segment revenues increased 23.3% year over year to $76.3 million from $61.9 million, primarily due to the acquisition of Bailiwick Services, LLC, which occurred on August 19, 2024. Gross margin decreased to 38.2% from 41.3% during the same period last year due to the addition of Bailiwick Services, LLC whose services are generally at a lower margin than our legacy professional services.

Managed services segment revenue increased 13.5% to $47.4 million primarily due to additional revenue from enhanced maintenance support and cloud services. Gross profit from our managed services segment increased 13.1% from last year due to the increase in revenue, offset by a decline in gross margin to 29.4% from 29.5% in the prior year quarter.

Consolidated gross profit increased 27.4% to $162.1 million, from $127.3 million. Consolidated gross margin was 26.6%, compared with last year of 25.8%.

Consolidated operating expenses were $113.3 million, up 12.9% from $100.3 million last year, primarily due to increases in variable compensation commensurate with the increase in our gross profit, as well as additional salaries and benefits and general and administrative costs.

Consolidated operating income increased 80.9% to $48.8 million. Other income was $5.2 million compared to $0.3 million last year, due to foreign exchange gains recognized in the current three-month period compared to foreign exchange losses recognized in the prior three-month period. Additionally, there was increased interest income. Earnings from continuing operations before tax increased 97.7% to $54.0 million.

Our effective tax rate for the current quarter was 29.3%, higher than the prior year quarter of 27.5%.

Net earnings from continuing operations increased 92.7% to $38.2 million from $19.8 million in the prior year quarter. Adjusted EBITDA increased 61.6% to $58.7 million from $36.3 million in the prior year quarter. Net earnings from continuing operations per common share-diluted was $1.45, compared with $0.74 in the prior year quarter. Non-GAAP: Net earnings per common share from continuing operations was $1.53, compared with $0.94 in the prior year quarter.

Earnings from discontinued operations, net of taxes, for the three months ended September 30, 2025, was a loss of $3.3 million, as compared to earnings of $11.5 million for the same three-month period in the prior year. The loss was due to a contingent liability of $4.6 million, related to a legal matter from our discontinued operations for which we remain responsible under the terms of the sale of our domestic financing business, offset by an income tax benefit of $1.3 million.  Net (loss) earnings from discontinued operations per common share-diluted was $(0.13), compared with $0.43 in the prior year quarter.
First Half Fiscal Year 2026 Results

For the six months ended September 30, 2025, as compared to the six months ended September 30, 2024:

Consolidated net sales increased 21.1% to $1,246.1 million, from $1,029.0 million due to higher product sales and higher services revenue. Gross billings increased 20.3% to $1,975.4 million from $1,641.9 million.

Product segment sales increased 18.8% to $1,005.9 million from $846.9 million due to higher cloud, networking, and security products net sales, offset by decreases in net sales of collaboration products. Product segment margin was 22.4%, up from 22.2% last year due to a higher proportion of third-party maintenance and services sold in the current six-month period, which are recorded on a net basis.

Professional services segment revenues increased 49.3% year over year to $148.1 million from $99.2 million, primarily due to the acquisition of Bailiwick Services, LLC. Gross margin declined to 38.7% from 41.4% during the same period last year due to the addition of Bailiwick Services, LLC whose services are generally at a lower margin than our legacy professional services.

Managed services segment revenue increased 11.3% to $92.0 million primarily due to additional sales of enhanced maintenance support and cloud services. Gross profit from our managed services segment increased 9.2% from last year due to the increase in revenue, offset by a decline in gross margin to 29.9% from 30.4% in the prior year six-month period.

Consolidated gross profit increased 22.1% to $310.4 million, from $254.2 million. Consolidated gross margin was 24.9%, compared with last year of 24.7%.

Consolidated operating expenses were $225.3 million, up 15.1% from $195.7 million last year, primarily due to increases in variable compensation commensurate with the increase in our gross profit, as well as additional salaries and benefits and general and administrative costs.

Consolidated operating income increased 45.5% to $85.0 million. Other income was $5.8 million compared to $2.0 million last year, due to decreased foreign exchange losses and increased interest income during the current six-month period. Earnings from continuing operations before taxes increased 50.1% to $90.8 million.

Our effective tax rate for the six months ended September 30, 2025, was 28.1%, higher than the same six-month period in the prior year of 27.3%.

Net earnings from continuing operations increased 48.4% to $65.3 million from $44.0 million in the prior year. Adjusted EBITDA increased 39.8% to $105.4 million from $75.4 million in the prior year six-month period. Net earnings from continuing operations per common share-diluted was $2.47, compared with $1.64 in the prior year. Non-GAAP: Net earnings from continuing operations per common share-diluted was $2.79, compared with $1.96 in the prior year.

Earnings from discontinued operations, net of tax, for the six months ended September 30, 2025, were $7.3 million, a decrease of $7.4 million, as compared to $14.7 million for the same six-month period in the prior year. The decrease was due to the sale of our domestic financing business on June 30, 2025. Net earnings from discontinued operations per common share-diluted was $0.28, compared with $0.55 in the prior year six-month period.

Balance Sheet Highlights

As of September 30, 2025, cash and cash equivalents were $402.2 million, up from $389.4 million as of March 31, 2025. Inventory increased 28.0% to $154.1 million compared with $120.4 million as of March 31, 2025. Accounts receivable—trade, net increased 30.9% to $676.8 million from $516.9 million as of March 31, 2025. Total stockholders’ equity was $1,046.1 million, compared with $977.6 million as of March 31, 2025. Total shares outstanding were 26.6 million and 26.5 million on September 30, 2025 and March 31, 2025, respectively.

Fiscal Year Guidance

Reflecting the strong financial performance to date and momentum we expect to continue, the Company is increasing its fiscal year 2026 net sales, gross profit and Adjusted EBITDA guidance.  Net sales are now expected to grow at a rate in the mid-teens from fiscal year 2025’s $2.01 billion from continuing operations.  Gross profit is also expected to grow at a rate in the mid-teens from fiscal year 2025's $515.5 million from continuing operations. Adjusted EBITDA is expected to increase from fiscal year 2025’s $141 million at approximately twice the rate of net sales growth for fiscal year 2026, as continuing operations results are expected to benefit from operating leverage.

This guidance does not factor in recessionary conditions or other unexpected developments. ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to ePlus' results computed in accordance with GAAP. Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full fiscal year 2026 forecast.

Summary and Outlook

“We delivered strong second quarter and first half results with record gross billings which reflect significant progress across our business. As a result, we have increased our fiscal year 2026 guidance.

“Looking ahead, we plan to maintain a disciplined capital allocation approach anchored around investment in the business, our capabilities, and areas where we can competitively differentiate ourselves while maintaining a strong balance sheet. By balancing positive performance today with thoughtful investments for tomorrow, we are building a foundation for lasting growth and long-term value creation” concluded Mr. Marron.

ePlus Announces Quarterly Dividend

ePlus announced today that its Board of Directors has declared a quarterly cash dividend of $0.25 per common share which will be paid on December 17, 2025, to shareholders of record as of the close of business on November 25, 2025.

Recent Corporate Developments/Recognitions

In the second quarter of its 2026 fiscal year, ePlus:
o	Completed a new AI Industry Pulse Poll
o	Expanded Managed Services and Enhanced Maintenance Support Portfolios for Juniper Networks
o	Acquired certain assets of Realwave, Inc.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 6, 2025:

Date:	November 6, 2025
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay)	https://events.q4inc.com/attendee/179735305

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	5394845# (live call and replay)

A replay of the call will be available approximately two hours after the call through November 13, 2025.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and approximately 2,130 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, export requirements applicable to products we sell, sanctions and exposure to foreign currency losses; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; increases to our costs including wages and our ability to increase our prices to our customers as a result, or experience negative financial impacts due to the pricing arrangements we have with our customers; a material decrease in the credit quality of our customer base, or a material increase in our credit losses; reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor incentives provided to us; our inability to identify merger and acquisition candidates, perform sufficient due diligence prior to completing mergers and acquisitions, successfully integrate a completed merger and/or acquisition, successfully complete merger and acquisition transactions, including on favorable terms, or identify an opportunity for or successfully completing a business disposition; our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity regulatory laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel with needed vendor certifications; risks relating to artificial intelligence (“AI”), including the use or capabilities of AI and emerging laws, rules and regulations related to AI; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results; supply chain issues, including a shortage of IT component parts and products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or our floor plan facility, or the effect of those changes on our common stock price; our ability to predictably meet expectations of the investor and analyst community, including relative to our financial performance guidance that we provide;  our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

The declaration and payment of future dividends are subject to the sole discretion of our Board of Directors.

All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Erica Stoecker, General Counsel
ePlus inc.
estoecker@eplus.com
703-984-8120

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2025	March 31, 2025
ASSETS

Current assets:
Cash and cash equivalents	$402,157	$389,375
Accounts receivable—trade, net	676,778	516,925
Accounts receivable—other, net	44,335	19,382
Inventories	154,138	120,440
Deferred costs	71,324	66,769
Other current assets	23,990	28,500
Current assets of discontinued operations	-	222,399
Total current assets	1,372,722	1,363,790

Deferred tax asset	10,621	3,658
Property, equipment and other assets—net	109,431	98,657
Goodwill	202,927	202,858
Other intangible assets—net	71,126	82,007
Non-current assets of discontinued operations	-	133,835
TOTAL ASSETS	$1,766,827	$1,884,805

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$281,833	$324,580
Accounts payable—floor plan	98,533	89,527
Salaries and commissions payable	45,708	42,219
Deferred revenue	163,460	152,631
Other current liabilities	38,586	22,463
Current liabilities of discontinued operations	-	166,463
Total current liabilities	628,120	797,883

Deferred tax liability—long-term	-	1,454
Deferred revenue—long-term	80,235	81,759
Other liabilities	12,390	13,540
Non-current liabilities of discontinued operations	-	12,546
TOTAL LIABILITIES	720,745	907,182

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,565 outstanding at September 30, 2025 and 26,526 outstanding at March 31, 2025	277	276
Additional paid-in capital	202,012	193,698
Treasury stock, at cost, 1,163 shares at September 30, 2025 and 1,056 shares at March 31, 2025	(78,456)	(70,748)
Retained earnings	916,852	850,956
Accumulated other comprehensive income—foreign currency translation adjustment	5,397	3,441
Total Stockholders' Equity	1,046,082	977,623
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,766,827	$1,884,805

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024

Net sales
Product	$485,065	$389,705	$1,006,071	$847,168
Services	123,761	103,667	240,070	181,856
Total	608,826	493,372	1,246,141	1,029,024
Cost of sales
Product	366,066	300,325	780,543	659,203
Services	80,636	65,745	155,258	115,645
Total	446,702	366,070	935,801	774,848

Gross profit	162,124	127,302	310,340	254,176

Selling, general, and administrative	106,479	94,541	211,426	185,137
Depreciation and amortization	6,810	5,765	13,879	10,584
Operating expenses	113,289	100,306	225,305	195,721

Operating income	48,835	26,996	85,035	58,455

Other income, net	5,163	316	5,775	2,027

Earnings from continuing operations before taxes	53,998	27,312	90,810	60,482

Provision for income taxes	15,838	7,513	25,522	16,490

Net earnings from continuing operations	38,160	19,799	65,288	43,992

Earnings from discontinued operations, net of tax	(3,305)	11,511	7,264	14,657

Net earnings	$34,855	$31,310	$72,552	$58,649

Earnings per common share—basic
Continuing operations	$1.45	$0.75	$2.48	$1.65
Discontinued operations	(0.13)	0.43	0.28	0.55
Earnings per common share—basic	$1.32	$1.18	$2.76	$2.20

Earnings per common share—diluted
Continuing operations	$1.45	$0.74	$2.47	$1.64
Discontinued operations	(0.13)	0.43	0.28	0.55
Earnings per common share—diluted	$1.32	$1.17	$2.75	$2.19

Weighted average common shares outstanding—basic	26,362	26,567	26,316	26,604
Weighted average common shares outstanding—diluted	26,406	26,676	26,407	26,750

Segment Results
	Three Months Ended September 30,			Six Months Ended September 30,
	2025	2024	Change	2025	2024	Change
	(in thousands)			(in thousands)

Net sales
Product segment	$485,014	$389,613	24.5%	$1,005,909	$846,925	18.8%
Professional services segment	76,344	61,900	23.3%	148,073	99,179	49.3%
Managed services segment	47,417	41,767	13.5%	91,997	82,677	11.3%
Other	51	92	(44.6%)	162	243	(33.3%)
Total	$608,826	$493,372	23.4%	$1,246,141	$1,029,024	21.1%

Gross profit
Product segment	$119,013	$89,359	33.2%	$225,495	$187,864	20.0%
Professional services segment	29,172	25,583	14.0%	57,325	41,038	39.7%
Managed services segment	13,953	12,339	13.1%	27,487	25,173	9.2%
Other	(14)	21	(166.7%)	33	101	(67.3%)
Total	$162,124	$127,302	27.4%	$310,340	$254,176	22.1%

Gross Billings by Type

Networking	$315,189	$219,797	43.4%	$583,921	$501,325	16.5%
Security	255,158	163,565	56.0%	445,203	315,448	41.1%
Cloud	202,828	195,852	3.6%	514,845	437,126	17.8%
Collaboration	41,286	46,717	(11.6%)	64,063	79,693	(19.6%)
Other	76,917	72,545	6.0%	128,363	117,137	9.6%
Product segment	891,378	698,476	27.6%	1,736,395	1,450,729	19.7%
Services	131,277	109,752	19.6%	239,025	191,207	25.0%
Total	$1,022,655	$808,228	26.5%	$1,975,420	$1,641,936	20.3%

Net Sales by Type

Networking	$258,156	$186,776	38.2%	$476,358	$421,516	13.0%
Cloud	128,270	121,336	5.7%	335,266	258,567	29.7%
Security	65,889	41,209	59.9%	126,996	89,214	42.3%
Collaboration	16,558	17,988	(7.9%)	28,315	38,887	(27.2%)
Other	16,141	22,304	(27.6%)	38,974	38,741	0.6%
Total products segment	485,014	389,613	24.5%	1,005,909	846,925	18.8%
Professional services segment	76,344	61,900	23.3%	148,073	99,179	49.3%
Managed services segment	47,417	41,767	13.5%	91,997	82,677	11.3%
Other	51	92	(44.6%)	162	243	(33.3%)
Total net sales	$608,826	$493,372	23.4%	$1,246,141	$1,029,024	21.1%

Net Sales by Customer End Market

Telecom, media & entertainment	$176,772	$108,870	62.2%	$361,751	$226,423	59.7%
SLED	87,246	97,687	(10.7%)	177,808	189,783	(6.3%)
Healthcare	82,285	78,235	5.2%	156,576	153,515	2.0%
Technology	69,549	54,988	26.7%	152,296	164,094	(7.1%)
Financial services	63,079	34,759	81.5%	110,579	84,484	30.9%
All other	129,895	118,833	9.3%	287,131	210,725	36.3%
Total net sales	$608,826	$493,372	23.4%	$1,246,141	$1,029,024	21.1%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Non-GAAP: Net earnings from continuing operations and (iii) Non-GAAP Net earnings from continuing operations per common share - diluted.

We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense).

Non-GAAP: Net earnings from continuing operations and Non-GAAP Net earnings from continuing operations per common share – diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other (income) expense, share-based compensation, and acquisition related amortization and integration expenses, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that these financial measures provide management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and should not be considered in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share-diluted, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The amounts in the tables below are results from our continuing operations (in thousands):

(i) Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024

GAAP: Net earnings from continuing operations	$38,160	$19,799	$65,288	$43,992
Provision for income taxes	15,838	7,513	25,522	16,490
Share-based compensation	3,058	2,530	6,498	5,321
Acquisition related expenses	-	1,043	-	1,043
Depreciation and amortization [1]	6,810	5,765	13,879	10,584
Other (income) expense, net [2]	(5,163)	(316)	(5,775)	(2,027)
Non-GAAP: Adjusted EBITDA	$58,703	$36,334	$105,412	$75,403

(ii) Reconciliation of Non-GAAP: Net earnings from continuing operations

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024

GAAP: Earnings from continuing operations before tax	$53,998	$27,312	$90,810	$60,482
Share-based compensation	3,058	2,530	6,498	5,321
Acquisition related expenses	-	1,043	-	1,043
Acquisition related amortization expense [3]	5,313	4,447	10,861	8,197
Other (income) expense, net [2]	(5,163)	(316)	(5,775)	(2,027)
Non-GAAP: Earnings from continuing operations before tax	57,206	35,016	102,394	73,016

GAAP: Provision for income taxes	15,838	7,513	25,522	16,490
Share based compensation	896	713	1,812	1,494
Acquisition related expenses	-	293	-	293
Acquisition related amortization expense [3]	1,552	1,246	3,025	2,293
Other (income) expense, net [2]	(1,512)	(89)	(1,675)	(568)
Tax benefit (expense) on restricted stock	(25)	184	89	492
Non-GAAP: Provision for income taxes	16,749	9,860	28,773	20,494

Non-GAAP: Net earnings from continuing operations	$40,457	$25,156	$73,621	$52,522

(iii) Reconciliation of Non-GAAP: Net earnings from continuing operations per common share - diluted

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024

GAAP: Net earnings per common share from continuing operations – diluted	$1.45	$0.74	$2.47	$1.64

Share based compensation	0.08	0.07	0.18	0.14
Acquisition related expenses	-	0.03	-	0.03
Acquisition related amortization expense [3]	0.14	0.12	0.30	0.22
Other (income) expense, net [2]	(0.14)	(0.01)	(0.16)	(0.05)
Tax benefit (expense) on restricted stock	-	(0.01)	-	(0.02)
Total non-GAAP adjustments – net of tax	0.08	0.20	0.32	0.32

Non-GAAP: Net earnings per common share from continuing operations – diluted	$1.53	$0.94	$2.79	$1.96

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.